Exhibit 99.1
Oculus Innovative Sciences Announces Fiscal First Quarter
2008 Financial Results
PETALUMA, CA — August 9, 2007 — Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for its fiscal first quarter of 2008, ended June 30, 2007. Following the Company’s IPO in January of this year, Oculus realigned its overall business strategy to primarily focus its financial resources on funding its ongoing U.S. Phase II clinical trials and the subsequent initiation of the Phase III trials in the U.S.
This business strategy included shifting from increasing sales to minimizing cash outflow. As anticipated, the operating expenses for the first fiscal quarter of 2008 of $5.7 million were down from operating expenses of $6.2 million for the quarter ended March 31, 2007.
Hoji Alimi, CEO, president and founder of Oculus stated, “The three 510K clearances for Microcyn have allowed us to test market and obtain additional data in the U.S. concerning the technology’s efficacy and safety. We believe the targeted FDA drug approval will provide us with significantly stronger pricing and with reimbursement as well as the needed controlled clinical data that is required for regulatory approval and critical to a successful product launch in an evidence-based medicine community. The Company expects to announce its preliminary Phase II results at the Interscience Conference on Antimicrobial Agents and Chemotherapy this September in Chicago. We expect that this will be followed by a meeting with the FDA prior to the end of the year for the purpose of discussing the full Phase II results and designing the subsequent Phase III studies. Our goal is to initiate the Phase III studies in 2008 and file our FDA new drug approval in 2009. ”
The Company has entered into three international alliances which require the counterparties of these agreements to make minimum purchases of $37 million over the next five years in order to maintain exclusive rights to sell Microcyn products. Additionally, the Company has continued development of a R&D pipeline that includes different formulations of Microcyn technology. The Company’s business development team continues to aggressively explore collaborations with larger U.S.-based pharmaceutical companies that can leverage the Microcyn technology and accelerate the development of the Company’s product pipeline towards commercialization in all applicable therapeutic areas.
Revenues were $866,000 for the fiscal first quarter of 2008, 21% lower than $1.1 million in the fiscal first quarter of 2007. In the fiscal first quarter of 2008, net sales of Microcyn were $632,000, 30% lower than $904,000 in the fiscal first quarter of 2007. As mentioned above, revenue decreased as a result of significantly reducing the number of sales personnel and related expenses in Mexico and Europe in an effort to break even in these operations as soon as possible. Reduced revenues were also attributable to Alkem Laboratories in India since this partner purchases large amounts of Microcyn in bulk at irregular intervals.

Gross product margins in the fiscal first quarter of 2008, were 41%, compared to 44% in the year ago period due to lower sales. Operating expenses for the fiscal first quarter of 2008 were $5.7 million, up 28% from $4.4 million in the year-ago period as a result of higher research and development expenses associated with the cost of the FDA clinical trials in the U.S. The bulk of these expenses came from a $1.2 million increase in clinical development costs related to the ongoing Phase II trial in patients with mildly infected diabetic foot ulcers, as well as preparation for the two Phase III pivotal trials.
Net loss for the fiscal first quarter of 2008, was $5.0 million, or $0.42 per common share, basic and diluted, compared to a net loss of $4.4 million, or $1.05 per common share, basic and diluted, in the fiscal first quarter of 2007. Fiscal first quarter of 2008 net loss included $210,000 of non-cash stock-based compensation expenses, compared to $124,000 in the fiscal first quarter of 2007.
Cash, cash equivalents, and restricted cash at June 30, 2007 was $14.8 million, including $2.0 million of restricted cash, compared to cash, cash equivalents, and restricted cash at March 31, 2007 of $21.0 million, which included $2.0 million of restricted cash.
On August 8, 2007, the Company announced that it has entered into definitive agreements with institutional and other accredited investors with respect to the private placement of common stock and warrants for expected gross proceeds of $10.1 million and expected net proceeds of $9.4 million, which will further strengthen our cash position. Rodman & Renshaw, LLC (OTC BB: EFSV) acted as the exclusive placement agent for the financing.
Conference Call
Oculus management will host an investment community conference call and webcast to discuss these topics on August 9th, 2007 at 11 a.m. EDT (8 a.m. PDT). A live broadcast over the Internet will be available at http://ir.oculusis.com/events.cfm and will be archived for one year.
To listen over the phone, please call 1-877-407-4018 (domestic/toll-free) or 1-201-689-8471 (international).. A telephone replay will be available for 48 hours after the call 1-877-660-6853 (domestic/toll-free), or 1-201-612-7415 (international). Please enter account number 3055 and conference identification number 249981.

(Financial Statements Below)
Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	June 30,	June 30,
	2007	2006
REVENUES
Product	$632	$904
Service	234	174

Total revenues	866	1,078

COST OF REVENUES
Product	376	504
Service	241	201

Total cost of revenues	617	705

Gross profit	249	373

OPERATING EXPENSES
Research and development	2,207	767
Selling, general and administrative	3,458	3,646

Total operating expenses	5,665	4,413

Loss from operations	(5,416)	(4,040)
Interest expense	(339)	(39)
Interest income	206	58
Other income (expense), net	531	(276)
Net loss	(5,018)	(4,297)
Preferred stock dividends	—	(121)

Net loss available to common stockholders	$(5,018)	$(4,418)

Net loss per common share: basic and diluted	$(0.42)	$(1.05)

Weighted-average number of shares used in per common share calculations: Basic and diluted	11,844	4,220

Fiscal First Quarter 2008 Corporate Highlights and Business Outlook:
•	Oculus announced the publication of data from an anti-inflammatory study of Microcyn Technology in International Immunopharmacology: The company-sponsored study evaluated the impact of Microcyn, a super-oxidized oxychlorine compound, on degranulation and cytokine release in mast cells. Data compiled by study researchers at the pharmacobiology department of Cinvestav and at the cell therapy unit at the National Institute of Rehabilitation, both in Mexico City, suggest that Microcyn may inhibit the cell machinery for secretion of histamine and pro-inflammatory molecules induced by IgE-antigen receptor crosslinking in vitro.

•	Oculus announced that Drug Enhancement Company of America (DECA) licensed rights to Microcyn Technology for dispensing in a first-responder “pen-like” applicator : DECA licensed worldwide rights to dispense Microcyn within its pen-like applicator to police, fire, military, medical, homeland security personnel, and consumers as MyCyde™ for the immediate treatment of minor cuts, minor burns, superficial abrasions, and minor irritations of the skin.

•	Oculus initiated Phase II patient enrollment of its Microcyn Technology-based treatment, Dermacyn, for treatment of mild diabetic foot infections: The study will evaluate safety of Dermacyn Wound Care and the preliminary efficacy endpoint of clinical cure rate of infection versus standard of care. The Company intends to enroll 60 patients in this randomized, open-label, three-arm Phase II study in which the patients 3:1 receive Dermacyn, Dermacyn in combination with the oral antibiotic levofloxacin, or saline in combination with levofloxacin. To date 16 clinical trial sites have been initiated in the U.S. We expect enrollment in the study to be completed and to announce initial results in September of this year.

•	Oculus entered into an exclusive distribution agreement with China Bao Tai Investment Company, Ltd., for the rights to its Microcyn(R)-based wound care solution in China. Under terms of the agreement, subject to obtaining required regulatory approvals from Chinese regulatory authorities, China Bao Tai has agreed to minimum purchases of Oculus’ wound care product, which would be marketed under China Bao Tai’s private label brand names in China by various sub-distributors, including China’s largest pharmaceutical group, Sinopharm, as well as nation-wide retail chain operator Lianhua Supermarket Holdings.

•	Oculus announced additions to its leadership team. In June 2007, Oculus established the position of vice president of regulatory affairs and quality to be filled by Mr. Dana Redhair, former vice president of regulatory affairs and quality at SGX Pharmaceuticals (Nasdaq: SGXP). In April 2007, Oculus appointed new board of directors member Jay E. Birnbaum, a pharamacologist and former vice president of global project management at Novartis/Sandoz Pharmaceuticals Corporation.

About Oculus
Oculus Innovative Sciences is a biopharmaceutical company that develops, manufactures and markets a family of Microcyn Technology-based products intended to help prevent and treat infections in chronic and acute wounds. Oculus’ platform technology, called Microcyn, is a non-irritating, small molecule oxychlorine compound that is designed to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria, viruses, fungi and spores.
Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe, Latin America and Japan through its wholly owned subsidiaries, Oculus Innovative Sciences Netherlands B.V., Oculus Technologies of Mexico, S.A. de C.V. and Oculus Japan K.K. Oculus’ website is www.oculusis.com.
Forward-Looking Statements
Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about our ability to replicate the results of the test in clinical trials, if at all, or for such trials or other tests to establish the conclusions suggested by the results of the test. These forward-looking statements are identified by the use of words such as “believe” “suggest,” “could involve,” “could be considered, “intended,” “goal” and “designed,” among others. These forward-looking statements are based on Oculus Innovative Sciences, Inc.’s current expectations. Investors are cautioned that such forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business including risks inherent in the development and commercialization of potential products, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, risks that our revenues will not meet our expectations, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the quarterly report on Form 10-Q for the quarter ended December 31, 2006 and From 10-K for the fiscal year ended March 31, 2007. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.
Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and services marks are the property of their respective owners.

(A) Oculus Innovative Sciences, Inc.	(B) The Ruth Group

Dan McFadden	Sara Ephraim (investors)
Director of Public and Investor Relations	(646) 536-7002
(425) 753-2105	sephraim@theruthgroup.com
dmcfadden@oculusis.com	Jason Rando / Janine McCargo (media)
(646) 536-7025 / 7033
rando@theruthgroup.com
jmccargo@theruthgroup.com